Exhibit 8.1

February 11, 2014

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to Old National Bancorp (“Old National”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2014 (the “Registration Statement”), with respect to the Agreement and Plan of Merger, dated as of January 7, 2014 (the “Merger Agreement”), by and between Old National and United Bancorp, Inc. (“United”) and pursuant to which United will merge with and into Old National (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Merger Agreement,

2.	Registration Statement, and

3.	Such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed the Merger Agreement and such other documents, certificates and records are duly authorized, valid and enforceable. We have also assumed that the Merger will qualify as a statutory merger under the laws of the State of Indiana and the State of Michigan.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Old National and United, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions, assumptions and discussion set forth under the heading “Material Federal Income Tax Consequences” in the Registration Statement.

February 11, 2014

In rendering our opinion, we have assumed the following:

1.	the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein have been or will be waived or modified in any respect prior to the Effective Time;

2.	the Merger Agreement, the Registration Statement and such other documents and records that we have considered accurately reflect all the material facts relating to the Merger; and

3.	the Registration Statement accurately describes the business operations and the anticipated future operations of Old National and United.

Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by Old National and United. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, currently published administrative pronouncements and positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or any such additional information or any such assumptions or representations are, or later become, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.

February 11, 2014

Based solely on and subject to the foregoing, we are of the opinion that under current United States federal income tax law:

1.	the Merger will constitute and qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Code and Old National and United will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

2.	no gain or loss will be recognized by Old National, its subsidiaries or United or United Bank & Trust by reason of the Merger;

3.	the exchange in the Merger of United common stock solely for Old National common stock will not give rise to gain or loss to the shareholders of United with respect to such exchange (except to the extent of any cash received);

4.	United shareholders will not recognize any loss in the exchange of United common stock for Old National common stock, even if United shareholders might otherwise recognize a loss in a sale to a third party;

5.	the aggregate tax basis in the Old National common stock that the United shareholders will receive in the Merger will equal the aggregate tax basis of the United common stock surrendered, decreased by the amount of cash received and increased by the amount of any gain recognized;

6.	the holding period for the Old National common stock to be received by the United shareholders in the Merger will include the holding period for the shares of United common stock that the United shareholders surrender in the Merger; and

7.	although the discussion set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences applicable to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of United common stock who participates in the Merger.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

February 11, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm under the heading “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Krieg DeVault LLP

Krieg DeVault LLP